Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
News	Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record fourth quarter, full year earnings per share

•	Fourth quarter 2011 sales of $3.5 billion; full year 2011 sales of $14.9 billion

•	Record fourth quarter earnings per share of $1.39, up 12 percent versus 2010

•	Record full year 2011 earnings per share of $6.87

•	Repurchases totaling 2.7 million shares during quarter, 10.2 million shares during 2011

•	Cash and short-term investments of $1.5 billion at end of 2011

•	2011 return on capital of 16.6 percent

PITTSBURGH, Jan. 19, 2012 – PPG Industries (NYSE:PPG) today reported net sales for the fourth quarter 2011 of $3.5 billion, an increase of 4 percent versus the prior year’s fourth quarter. Net income for the quarter increased to $216 million, or $1.39 per diluted share. Fourth quarter 2010 net sales were $3.4 billion, and net income was $205 million, or $1.24 per diluted share.

PPG’s annual sales for 2011 were $14.9 billion, an increase of 11 percent versus 2010 sales of $13.4 billion. PPG’s full year 2011 net income was $1.1 billion, or $6.87 per diluted share, versus 2010 net income of $769 million, or $4.63 per diluted share. Full year 2010 adjusted net income was $854 million, or $5.14 per diluted share. The company’s full year tax rate on ongoing earnings was 25 percent in 2011 and 26 percent in 2010. A Regulation G Reconciliation of adjusted net income to reported net income is included below.

“PPG achieved record earnings per share each quarter this year by focusing on strong execution in its global businesses, aggressive cost management and amplified cash deployment,” said Charles E. Bunch, PPG chairman and CEO. “In so doing, we delivered the best full year earnings per share in PPG’s history.

“This strong performance was achieved despite moderating global growth rates during the fourth quarter,” Bunch said. “During the year, we experienced uneven economic conditions, persistent raw material inflation, and continued anemic construction activity in developed regions. However, the geographic and end-use market diversity of our business portfolio continued to be an important benefit in 2011.”

For the fourth quarter, Bunch noted that volumes were flat with the prior-year period, as some customers curtailed inventory and remained cautious with their ordering patterns in light of economic uncertainty. This was most evident in Europe, where overall sales volumes fell by 1 percent, and in PPG’s Commodity Chemicals segment.

However, Bunch said that PPG experienced strengthening global demand during the fourth quarter in several end-use markets, including aerospace, automotive manufacturing and several general industrial markets. He added that this higher demand was supplemented by PPG market share gains.

“During the quarter, we continued to aggressively pursue price increases and made further progress in countering high raw material cost inflation. Although prices of many raw materials have stabilized, we plan to implement additional price increases in 2012 to offset the inflation we have already absorbed,” Bunch said.

“In 2011, we increased our cash deployment, focusing on earnings accretion and continuing our heritage of returning cash to shareholders,” he said. “We repurchased 2.7 million shares of stock in the fourth quarter and more than 10 million shares during the full year. Also, we again raised our dividend, marking 40 consecutive years of annual dividend increases.” PPG reported today that it returned $1.2 billion, or 85 percent of 2011 cash generated from operations, to shareholders in the form of dividends and share repurchases during the year. The company said it ended the year with approximately $1.5 billion in cash and short-term investments.

Looking ahead, Bunch said that he anticipates first quarter 2012 growth to remain uneven by region and varied by industry, similar to the fourth quarter 2011. “We expect the European region to remain the most challenging,” he said. “We expect moderate strengthening in the U.S. economic recovery, supported by an enhanced global cost position in the industrial sector due to lower regional natural gas prices. In the aggregate, emerging-region growth rates are expected to remain high compared to developed regions but more moderate and erratic than they have been in the past.

“As a result, we will be very proactive in managing our businesses as we deal with these uncertain market conditions,” Bunch concluded. “We intend to continue to prudently deploy our strong cash position for earnings accretion and rewarding shareholders, and are targeting to end 2012 with a cash balance of less than $1 billion.”

Performance Coatings segment sales for the quarter were $1.1 billion, up $34 million versus the prior year. Higher selling prices were realized in each business, while segment volumes declined 2 percent versus last year. The aerospace business continued to deliver excellent growth. Automotive refinish volumes fell modestly due to customer inventory management and softer European economic conditions. U.S. architectural coatings sales improved, including company-owned same-store sales gains of high-single-digit percentages, due to higher pricing, while volumes remained flat. Architectural coatings volumes in emerging regions declined by mid-to-high-single-digit percentages, including lower demand in China, and marine volumes declined by mid-single-digit percents due to reduced ship building activity. Segment earnings were down $30 million from the prior year due primarily to the lower marine and architectural coatings results, including the lower activity levels, higher inflation levels versus pricing and higher costs. The cost increase included higher year-over-year marine customer claims expense and additional selling and marketing costs in architectural coatings.

Industrial Coatings segment sales rose $70 million over last year’s fourth quarter to $1 billion, a 7 percent increase. Volume grew 4 percent based on increased global automotive production and growth in several general industrial end-use markets coupled with PPG market share gains. Segment earnings for the quarter were $106 million, an increase of $27 million over the prior year’s fourth quarter, as volume and price gains combined with continued, strict cost management to offset persistent raw-material cost inflation.

Sales for the Architectural Coatings – EMEA (Europe, Middle East and Africa) segment for the quarter increased $23 million, or 5 percent, versus the prior year’s period to $449 million, including the negative effects of currency translation. Volumes were up by low-single-digit percentages on share gains despite lower retail and “do-it-yourself” (DIY) store sales. Fourth quarter segment earnings grew $6 million year-over-year to $8 million as a result of the improved volumes in what is seasonally a slow quarter for the business.

Optical and Specialty Materials segment sales were $259 million for the quarter, down $9 million, or 3 percent, compared to the prior year’s fourth quarter. Volumes were down due to lower optical products sales, including the negative impact from the catastrophic flooding in Thailand, which disrupted customers and supply chains. The flooding also impacted production of PPG’s optical materials, resulting in a declaration of force majeure during the quarter. Silicas volumes improved modestly, based on continued end-use market strength. Segment earnings declined $4 million year-over-year to $53 million, due to the flooding impacts, net of insurance.

Commodity Chemicals segment sales were $398 million for the quarter, an increase of $22 million over the prior-year quarter. Pricing improved, but volumes were down notably due to significantly lower chlorine industry demand and customer inventory management actions. Quarterly earnings were $63 million, down $10 million from the fourth quarter 2010 as a result of lower volumes and related lower manufacturing capacity utilization.

Glass segment sales were $256 million for the quarter, down $2 million, or 1 percent, year-over-year. Fiber glass volumes declined from robust prior-year levels due to lower European demand. Segment earnings were $19 million, a decrease of $10 million from the prior-year quarter primarily because of the lower volumes, lower capacity utilization, and lower licensing and equity earnings, including weaker results from PPG’s joint venture serving the electronics industry.

As mentioned above, PPG’s full year ongoing tax rate was 25 percent. This reduction from the previously forecast full year rate of 26 percent and the impact of a favorable tax audit settlement contributed 19 cents to earnings per share in the quarter. This amount includes the impact of 9 cents per share from the catch-up adjustment related to lowering the tax rate for the first nine months of the year and the impact of 8 cents per share for the favorable tax audit settlement. The lower ongoing tax rate resulted from tax planning initiatives implemented late in the fourth quarter that are expected to recur in 2012. The prior year’s fourth quarter results also included favorable tax impacts totaling approximately 9 cents per share, including 1 cent per share related to a statutory tax rate change and 6 cents per share related to a catch up adjustment from lowering the tax rate for the first nine months of 2010. PPG currently anticipates the 2012 tax rate on ongoing pretax earnings to be 25 percent.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 60 countries around the world. Sales in 2011 were $14.9 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today,

Jan. 19. The company will hold a conference call to review its fourth quarter and full year 2011 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-700-5192; international, 617-213-8833; passcode 33822031. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Jan. 19, beginning at approximately 4 p.m. ET, through Thursday, Jan. 26, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 90556350. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 5 p.m. ET, today, Jan 19, 2012, through Friday, Jan. 18, 2013.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per diluted share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the full year 2010:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

Full Year 2010	$	EPS
Net Income (Attributable to PPG) as Reported	$769	$4.53
Change in U.S. Tax Law (U.S. Patient Protection and Affordable Care Act)	85	0.51

Adjusted Net Income (Note A)	$854	$5.14

Note A:	PPG no longer presents the earnings impact of adjustments to the company’s proposed asbestos settlement liability as a nonrecurring charge. The Adjusted Net Income and earnings per diluted share for 2010 presented here has been revised to conform to this presentation.

–120119Earnings–

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010

Net sales	$3,517	$3,379	$14,885	$13,423
Cost of sales, exclusive of depreciation and amortization (Note A)	2,184	2,086	9,081	8,214
Selling, R&D and administrative expenses (Note A)	911	871	3,664	3,373
Depreciation	86	86	346	346
Amortization	29	32	121	124
Interest expense	51	52	210	189
Interest income	(10)	(9)	(42)	(34)
Asbestos settlement - net	3	3	12	12
Other (earnings)/charges - net (Note B)	(21)	(33)	(104)	(96)

INCOME BEFORE INCOME TAXES	284	291	1,597	1,295
Income tax expense (Note C)	45	63	385	415

Net income attributable to the controlling and noncontrolling interests	239	228	1,212	880
Less: Net income attributable to noncontrolling interests	(23)	(23)	(117)	(111)

NET INCOME (ATTRIBUTABLE TO PPG)	216	205	1,095	769

Earnings per common share (attributable to PPG)	$1.41	$1.26	$6.96	$4.67

Earnings per common share (attributable to PPG) - assuming dilution	$1.39	$1.24	$6.87	$4.63

Average shares outstanding	153.7	162.8	157.3	164.5

Average shares outstanding - assuming dilution	155.8	164.9	159.3	165.9

Note A:

The year ended December 31, 2011 includes charges taken during the second quarter associated with an Architectural Coatings - EMEA (Europe, Middle East and Africa) customer bankruptcy. The charges totaled approximately $9 million.

Note B:

The year ended December 31, 2011, includes a $9 million net benefit recorded in the second quarter, stemming from a bargain purchase gain, reflecting the excess of the fair value of the net assets acquired from Equa-Chlor in the quarter over the price paid.

Note C:

Income tax expense for the year ended December 31, 2011 includes a benefit of $13 million resulting from a favorable tax audit settlement that occurred in the fourth quarter. The remaining tax expense for the year ended December 31, 2011, of $398 million represents an effective tax rate on pretax earnings of approximately 25 percent.

Income tax expense for the year ended December 31, 2010, includes expense of $85 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset was reduced due to U.S. tax law changes in health care legislation enacted by Congress in March 2010 that included a provision to reduce the amount of retiree medical costs that will be deductible after December 31, 2012. Tax expense for 2010 also includes a $5 million benefit as a result of enacted changes in statutory tax rates. The remaining tax expense for the twelve months ended December 31, 2010, of $335 million represents an effective tax rate on pretax earnings of approximately 26 percent.

BALANCE SHEET HIGHLIGHTS (unaudited)

	$1,457	$1,457
	Dec 31	Dec. 31
	2011	2010
($ in millions)
Current assets:
Cash and cash equivalents (a)	$1,457	$1,341
Short-term investments (a)	25	637
Receivables - net	2,830	2,778
Inventories	1,607	1,573
Other	775	729

Total current assets	$6,694	$7,058

Current liabilities:
Short-term debt and current portion of long-term debt	$108	$28
Asbestos settlement	593	578
Accounts payable and accrued liabilities	3,001	3,019

Total current liabilities	$3,702	$3,625

Long-term debt	$3,574	$4,043

(a)	Cash and cash equivalents and Short-term investments were elevated at the end of 2010 due to PPG’s November 2010 $1 Billion debt issuance.

PPG OPERATING METRICS (unaudited)

	$1,457	$1,457
	Dec 31	Dec. 31
	2011	2010
($ in millions)
Operating Working Capital (b)
Amount	$2,739	$2,595
As a percent of quarter sales, annualized	19.5%	19.2%

(b)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor’s liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended		Year Ended
	Dec 31		Dec 31
	2011	2010	2011	2010
	(millions)		(millions)
Net sales
Performance Coatings	$1,136	$1,102	$4,626	$4,281
Industrial Coatings	1,019	949	4,158	3,708
Architectural Coatings - EMEA	449	426	2,104	1,874
Optical and Specialty Materials	259	268	1,204	1,141
Commodity Chemicals	398	376	1,732	1,434
Glass	256	258	1,061	985

TOTAL	$3,517	$3,379	$14,885	$13,423

Segment income
Performance Coatings	$140	$170	$673	$661
Industrial Coatings	106	79	438	378
Architectural Coatings - EMEA	8	2	123	113
Optical and Specialty Materials	53	57	326	307
Commodity Chemicals	63	73	370	189
Glass	19	29	97	74

TOTAL	389	410	2,027	1,722
Legacy items (Note A)	(14)	(18)	(66)	(67)
Interest expense, net of interest income (Note B)	(41)	(43)	(168)	(155)
Acquisition-related gain, net (Note C)	—	—	9	—
Other unallocated corporate expense (Note D)	(50)	(58)	(205)	(205)

INCOME BEFORE INCOME TAXES	$284	$291	$1,597	$1,295

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges which are considered to be unusual or nonrecurring. Legacy items also include equity earnings from PPG’s approximate 40 percent investment in the former automotive glass and services business. Beginning in 2011, the earnings impact of adjustments to the company’s proposed asbestos settlement liability will be presented in Legacy items. Prior year amounts have been conformed to this presentation. The amount of this charge for the three months and year ended December 31, 2011, was equal to the prior year amount.

Note B:

Higher net interest cost for the year ended December 31, 2011 is due to PPG’s November 2010 $1 billion debt issuance.

Note C:

The year ended December 31, 2011, includes a second quarter 2011 net benefit stemming primarily from a bargain purchase gain, reflecting the excess of the fair value of the net assets acquired from Equa-Chlor during the quarter over the price paid.

Note D:

Beginning in the first quarter 2011, unallocated stock-based compensation costs will be reported as part of Other unallocated corporate expense. Prior year amounts have been conformed to this presentation.